UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2007

DISPATCH AUTO PARTS INC.
(Exact Name of Registrant as Specified in Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-51818
(Commission File Number)

20-4200300
(I.R.S. Employer Identification No.)

391 Hua Yu Lane, Dong Xin Street
Xi'an, Shaanxi Province, P.R.China
(Address of Principal Executive Offices) (Zip Code)

(585) 586-5573
(Registrant's Telephone Number, Including Area Code)

Copies to:
Greentree Financial Group, Inc.
7951 SW 6th Street, Suite 216
Plantation, FL 33324
(954) 424-2345 Tel
(954) 424-2230 Fax

    This Current Report on Form 8-K is filed by Dispatch Auto Parts Inc., a Florida corporation (the “Registrant”), in connection with the items set forth below.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

    On November 8, 2006, the Registrant and predecessor of the Registrant, executed a Plan of Exchange (the "Agreement"), between and among the Registrant, Shan Xi Lv Bao Environmental Eco Industry Management Ltd., a corporation organized and existing under the laws of the Peoples' Republic of China ("Lv Bao"), the shareholders of Lv Bao (the "Lv Bao Shareholders") and the Majority Shareholder of the Registrant (the "Majority Shareholder"). An executed copy of the Agreement is attached hereto as Exhibit 10.1.

    On February 6, 2007, pursuant to the Agreement, the Majority Shareholder of the Registrant and a related shareholder returned the 844,500 shares of the Registrant's common stock to the Treasury in exchange for total payments of $530,000 in cash and the Registrant issued to the Lv Bao Shareholders an amount equal to 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of the Registrant pursuant to Regulation S under the Securities Act of 1933, as amended, in exchange for all of their shares of registered capital of Lv Bao. Upon completion of the exchange, Lv Bao became a wholly-owned subsidiary of the Registrant.

    In addition, on February 14, 2007, pursuant to a Purchase Agreement, the Majority Shareholder of the Registrant tendered a cash purchase price of $10 and assumed certain liabilities in exchange for all outstanding shares of Dispatch Auto Parts II, Inc. ("Dispatch II"), a Florida subsidiary held by the Registrant. As a result of the transactions consummated at the closing, the purchase and issuance gave the Majority Shareholder a 'controlling interest' in Dispatch II, and Dispatch II was no longer a wholly-owned subsidiary of the Registrant.

Closing of the Plan of Exchange

    On February 6, 2007, the Registrant authorized Guardian Registrar and Transfer, Inc., its transfer agent, to issue to the Lv Bao Shareholders, 26,000,000 new investment shares of Common Stock and 100,000 new shares of Preferred Stock of the Registrant pursuant to Regulation S under the Securities Act of 1933, as amended, or 91% of Registrant's then outstanding common stock, in exchange for all of the shares of capital stock of Lv Bao owned by the Lv Bao Shareholders. Upon completion of the physical exchange of the share certificates, Lv Bao became a wholly-owned subsidiary of the Registrant.

    In addition, on February 14, 2007, pursuant to a Purchase Agreement, the Majority Shareholder of the Registrant tendered a cash purchase price of $10 and assumed certain liabilities in exchange for all outstanding shares of Dispatch Auto Parts II, Inc. ("Dispatch II"), a Florida subsidiary held by the Registrant. As a result of the transactions consummated at the closing, the purchase and issuance gave the Majority Shareholder a 'controlling interest' in Dispatch II, and Dispatch II was no longer a wholly-owned subsidiary of the Registrant.

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    As previously reported, the Agreement contemplated that the exchange transaction would not immediately be consummated, but would close in escrow pursuant to an Escrow Agreement dated November 8, 2006 (the "Escrow Agreement"). The Escrow Agreement provided that the exchange transaction would be consummated subsequent to (1) settlement of liabilities of DPPT and its subsidiary, (2) a deposit of 844,500 shares of Common Stock into the account of Escrow Agent in exchange for $480,000, less related expenses, (3) the issuance of the new 26,000,000 shares of Common Stock and 100,000 new shares of Preferred Stock to the Lv Bao shareholders (a deposit of $50,000 deducted from the amount due to the Selling Shareholder was retained by the Escrow Agent until this issuance) (4) retirement of 844,500 shares back to the treasury, (5) vend out of the subsidiary of DPPT prior to Closing. All of these conditions to closing have been met, and the Registrant, Lv Bao, the Lv Bao Shareholders and the Majority Shareholders of the Registrant declared the exchange transaction consummated on February 15, 2007.

ITEM 5.01 CHANGE OF CONTROL

Accordingly, there has been a change of control of the Registrant and the Lv Bao Shareholders now control 91% of the voting power of the Registrant. In addition, nominees of the Lv Bao Shareholders currently occupy five seats on the Registrant's Board of Directors.

As a result of the completion of the acquisition of Lv Bao, a Form 8-K/A with audited financial statements of Lv Bao and pro forma combined financial statements will be filed within 71 calendar days of the date of this Report as required by Item 9.01 of Form 8-K.

    The Registrant currently has 28,662,114 issued and outstanding shares of common stock that trade on the Over-The-Counter Bulletin Board under the symbol "DPPT".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISPATCH AUTO PARTS INC.

Date: February 15, 2007	By:	/s/ Liu, Sheng Li
Liu, Sheng Li President and Chairman

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